Verde Bio Holdings, Inc. Announces Closing of Previously Announced Acquisition of Tri-Shale Portfolio of Mineral and Royalty Interest

--Massive Acquisition includes Diversified Portfolio with Excellent Current Revenue—

--Huge Upside Potential including Drilled But Uncompleted Wells and Shut In Wells in DJ Basin, Piceance Basin and the Utica Shale--

FRISCO, TEXAS, May 19, 2021 (GLOBE NEWSWIRE) -- via NewMediaWire -- Verde Bio Holdings, Inc. (OTC: VBHI), an oil and gas Company, today announced that it has closed on the previously announced portfolio of mineral and royalty interests held by a private seller for a purchase price of $1,100,000 in cash. The interests to be acquired by Verde currently produces combined excellent revenues of approximately $24,000 per month and Verde is entitled to the cash flow from production attributable to the acquisition beginning on or after May 1, 2021.

Acquisition Highlights:

DJ Basin highlights:

oOil rich Mineral Interest in Larimer County, Colorado operated by Petro Operating and Extraction Oil and Gas, which just announced a $2.6 Billion merger with dynamic DJ Basin pureplay operator, Bonanza Creek, to become Colorado’s first Net-Zero Oil and Gas Producer.

o13 wells currently in production across the acquired acreage producing approximately $20,000 per month in revenue.

oSignificant upside of expected untapped revenue with two wells currently shut-in.

Utica Shale highlights:

oUtica Shale producing Mineral Interest in Belmont and Monroe Counties in Eastern Ohio, operated by Gulfport Oil and Gas which has more than 205,000 net acres in the Utica.

oNine wells currently producing revenue of approximately $1500 per month with significant upside of three drilled uncompleted wells (DUC’s).

Piceance Basin highlights:

oNatural Gas rich Piceance Basin Overriding Royalty Interest in Garfield County in NW Colorado operated by Terra Energy Partners.

oThirteen wells currently in production across the acquired acreage producing approximately $2,500 per month in revenue.

Verde continues to build a diversified, revenue producing portfolio of high-quality assets. Today’s announcement brings the total number of acquisitions to 15.  Current expected combined revenue from the acquisitions is approximately $82,000 per month or approximately $984,000 on an annualized basis once Verde is in pay status on all properties.

Scott Cox, CEO of Verde, said, “We are very excited to get these properties closed and rolled up into our portfolio. This is a great well-balanced portfolio of diversified interests, which adds significant revenue to Verde as well as adding a high level of assets to our balance sheet. We are proud to have built a Company which is creative and flexible enough to take advantage of these significant deals as they come to market,” Mr. Cox added.”

“Deals like this continue to confirm our business plan of acquiring diversified minerals and royalties and building a diversified portfolio while taking advantage of the historic buyer’s market in the industry currently. We remain focused on executing our business plan and creating long-term value for our shareholders. Through our balanced approach of capital raising and acquisitions, we have begun to build a dynamic Company with significant revenue and assets and look forward to continuing to build on this through future strategic acquisitions,” Mr. Cox concluded.

About Verde Bio Holdings, Inc.

Verde Bio Holdings, Inc. (OTC: VBHI), is a growing U.S. Energy Company based in Frisco, Texas, engaged in the acquisition and development of high-growth mineral rights and select non-operated working interests in premier U.S. basins. Verde currently owns producing mineral, royalty and over-riding royalty interests in the Denver-Julesburg Basin of Colorado and Wyoming, the Haynesville Shale of Louisiana, the Anadarko Basin of Oklahoma, the Delaware and Permian Basin of Texas and the Marcellus and Utica shales in West Virginia and Ohio. The Company is focused on providing strong shareholder returns through asset growth generated by our acquisitions of revenue producing assets.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements involve a high degree of risk and uncertainty, are predictions only and actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include the uncertainty regarding viability and market acceptance of the Company’s products and services, the ability to complete software development plans in a timely manner, changes in relationships with third parties, product mix sold by the Company and other factors described in the Company’s most recent periodic filings with the Securities and Exchange Commission, including its 2019 Annual Report on Form 10-K and quarterly reports on Form 10-Q.

Contact:

Paul Knopick E & E Communications

pknopick@eandecommunications.com

940.262.3584